Exhibit 99.1

For Immediate Release

Builders FirstSource Reports Third Quarter 2019 Results

Continuing strategic plan execution drives above market growth, record profit and strong cash flow

October 31st, 2019 (Dallas, TX) – Builders FirstSource, Inc. (Nasdaq: BLDR) today reported its results for the third quarter ending September 30, 2019.

Highlights of the Third Quarter 2019 vs Third Quarter 2018:

•	Adjusted EBITDA of $160.3 million or 8.1 percent of net sales

•	Net sales for the quarter were lower by 6.5 percent

•	Sales volume per day grew by an estimated 9.4 percent, across all product categories, led by an 11.2 percent volume increase in our value-added product categories

•	Commodity deflation decreased sales per day by an estimated 17.4 percent

•	One additional sales day in the third quarter of 2019 increased sales by 1.5 percent

•	Gross margin dollars and percent increased by 3.5 percent and 260 basis points, respectively

•	Net income improved by 6.6 percent

•	Net debt to Adjusted EBITDA ratio further decreased to 2.5x

“Our team delivered an impressive performance in the third quarter, producing above market growth in sales volume driven by increases across all of our product categories. We continued to see attractive returns from our strategic investments in manufacturing capacity, with double-digit volume growth in value-added products outpacing overall sales volume gains and elevating margins. In addition to our ongoing organic expansion in value-added products, we further strengthened our market position with the acquisition of three truss manufacturing facilities in Arizona and Nevada, expanding our overall geographic footprint to 77 of the top 100 U.S. metropolitan statistical areas. In addition, our operational excellence initiatives are delivering greater efficiencies and cost savings. Building on this strong momentum, our team’s disciplined execution delivered the 13th straight quarter of year-over-year increases in Adjusted EBITDA, achieving a quarterly record of 8.1 percent of net sales, since our acquisition of ProBuild,” said CEO Chad Crow.

“Our strong third quarter growth in sales volume and margins combined with our focus on working capital management generated another quarter of strong cash flow. We were also pleased to deploy capital on an accretive acquisition, while at the same time, further improving our ratio of net financial debt to Adjusted EBITDA to 2.5x,” added CFO Peter Jackson.

Builders FirstSource Reports Third Quarter 2019 Results (continued)

Third Quarter 2019 Compared to Third Quarter 2018:

Net Sales

•

Net sales were $2.0 billion, a 6.5 percent decrease compared to the same period a year ago. Lumber and lumber sheet goods sales declined due to the deflation in commodity prices as compared to the same period a year ago. This was partly offset by increased net sales in all remaining product categories, attributable to higher sales volume.

•	One additional sales day increased net sales by 1.5 percent compared to the prior year quarter.

•

Net sales per day declined by 8.0 percent as commodity deflation offset growth in estimated sales volume per day of 9.4 percent. Sales volume per day in the single-family end market grew by an estimated 9.3 percent, repair and remodel / other by 10.7 percent and multi-family by 5.8 percent. Estimated sales volume also increased in all product categories. The value-added product categories grew sales volume by 11.2 percent per day, including 14.5 percent in Manufactured Products and 7.7 percent in our Windows, Doors and Millwork categories.

Gross Margin

•

Gross margin was $541.1 million, an increase of 3.5 percent over the prior year. Our gross margin percentage increased 260 basis points to 27.3 percent from 24.7 percent in the prior year period. The margin percentage increase was attributable to the improved product mix, the impact of commodity cost relative to our customer pricing commitments, and our focus on pricing discipline. Outsized growth in the higher margin, value-added product categories was a key contributor to the mix improvement.

Selling, General and Administrative Expenses

•

SG&A as a percentage of sales was 20.8 percent, an increase of 190 basis points compared to the prior year quarter. This was mainly a result of the decreased net sales due to commodity deflation as well as increased variable compensation related to higher volumes and gross margin.

Interest Expense

•

Interest expense decreased by $1.3 million to $27.8 million compared to the same period last year. Interest expense in the third quarter of 2019 included $3.1 million in charges related to debt financing transactions executed in the quarter.

•	Excluding these one-time charges, interest expense declined by $4.4 million largely due to lower outstanding debt balances partially offset by the effect of higher interest rates.

Income Tax Expense

•	Income tax expense was $23.7 million, or an effective tax rate of 23.3 percent compared to $19.4 million, or an effective tax rate of 20.9 percent in the prior year.

Adjusted Net Income

•	Net income was $78.1 million, or $0.67 per diluted share, compared to $73.3 million, or $0.63 per diluted share, in the same period a year ago.

•

Adjusted net income was $84.0 million, or $0.72 per diluted share, compared to $77.8 million, or $0.67 per diluted share, in the prior year quarter. The increase was primarily driven by the improvement in gross margin.

Adjusted EBITDA

•

Adjusted EBITDA grew $5.5 million to $160.3 million, an increase of 3.5 percent. The increase was primarily driven by the factors described above. As a result, Adjusted EBITDA improved to 8.1 percent of sales in the third quarter from 7.3 percent in the same period a year ago.

Builders FirstSource Reports Third Quarter 2019 Results (continued)

Year to Date September 30, 2019 Financial Information:

Net Sales

•

Net sales were $5.5 billion, a 6.6 percent decrease compared to the prior year period, driven by the impact of commodity price deflation. Sales volume increased by an estimated 6.3 percent, driven by growth across all of our product categories led by growth in value-added product categories.

Gross Margin

•

Gross margin increased $70.1 million to $1.5 billion. The gross margin percentage increased to 27.2 percent from 24.2 percent in the prior year period, a 300 basis point improvement. The increase was primarily attributable to an improved product mix, the decline in the cost of commodities relative to our customer pricing commitments and continued pricing discipline. In addition, sales growth from our higher margin, value-added product categories contributed to increased gross profit dollars and percentage compared to the prior year period.

Adjusted Net Income

•

Net income was $180.4 million, or $1.54 per diluted share, compared to $153.2 million, or $1.31 per diluted share, in the prior year period, representing an increase of $0.23 per diluted share, or 17.5 percent.

•

Adjusted net income was $198.0 million, or $1.69 per diluted share, compared to $168.1 million, or $1.44 per diluted share, in the year ago period, representing an increase of $0.25 per diluted share. The year over year increase in adjusted net income of $29.8 million, or 17.7 percent, was primarily driven by the higher gross margin.

Adjusted EBITDA

•

Adjusted EBITDA grew $30.2 million to $406.8 million, or 7.4 percent of sales, compared to $376.6 million, or 6.4 percent of sales, in the prior year period. The Adjusted EBITDA increase of 8.0 percent in dollars, and 100 basis points as a percent of sales, was primarily due to the factors described above.

Capital Structure, Leverage, and Liquidity Information:

•

Adjusted EBITDA, on a trailing twelve-month basis, was $531.8 million and net debt was $1,334.2 million as of September 30, 2019. The net debt to Adjusted EBITDA leverage ratio decreased to 2.5x from 2.7x at June 30, 2019, a reduction of 0.2x and at the low end of the Company’s previously stated leverage target ratio of between 2.5x and 3.5x.

•

Net cash provided from operations and investing was $254 million due primarily to the impact of commodity deflation on the value of working capital in the first nine months compared to the prior year period.

•	Liquidity as of September 30, 2019 was $856.8 million, consisting of $43.3 million cash on hand and $813.5 million net borrowing availability under our revolving credit facility.

•	In July 2019, the Company issued an additional $75 million in 2027 Notes to repurchase a portion of our 2024 Notes and pay related transaction fees and expenses.

Acquisition Activity:

•

In July 2019, we acquired certain assets and operations of Sun State Components for $42.5 million in cash. The assets include three automated truss facilities, manufacturing value-added products, located in Arizona and Nevada expanding our presence to 40 states and 77 of the top 100 U.S. metropolitan statistical areas.

Builders FirstSource Reports Third Quarter 2019 Results (continued)

Outlook:

“As we enter the end of the peak home buying season, the overall market outlook continues to improve. Homebuilders are increasingly catering to the demands of buyers with a more affordable and right-sized product. Our leadership in ongoing growth initiatives and investments in value-added products enable us to provide productivity solutions to help our customers pivot their offering to the demands of homebuyers. The above market growth in higher margin sales has favorably shifted our sales mix so that we expect normalized gross margin to remain above 26 percent in a stable commodity environment. The implementation of our strategic plan has positioned us to continue to deliver strong results as we execute on our operational excellence programs and build a stronger, more agile organization. I would like to thank our fifteen thousand team members for the milestones achieved this quarter and look forward to building on our strengths in the future,” concluded Mr. Crow.

The Company has provided supplemental non-GAAP financial information for the consolidated company that is adjusted to exclude one-time integration, one-time refinancing, and other costs (“Adjusted”). As the information included herein includes non-GAAP financial information, please refer to the accompanying financial schedules for non-GAAP reconciliations to their GAAP equivalents.

Conference Call

Builders FirstSource will host a conference call Friday, November 1st, 2019 at 9:00 a.m. Central Time (CT) and will simultaneously broadcast it live on the Internet. The earnings release presentation will be posted at www.bldr.com under the “investors” section after the market closes on Thursday, October 31st. To participate in the teleconference, please dial into the call a few minutes before the start time: 800-367-2403 (U.S. and Canada) and 334-777-6978 (international), Conference ID: 8210119. A replay of the call will be available at 1:00 p.m. Central Time through November 16th. To access the replay, please dial 888-203-1112 (U.S. and Canada) and 719-457-0820 (international) and refer to pass code 8210119. The live webcast and archived replay can also be accessed on the Company’s website at www.bldr.com under the “Investors” section. The online archive of the webcast will be available for approximately 90 days.

About Builders FirstSource

Headquartered in Dallas, Texas, Builders FirstSource is the largest U.S supplier of building products, prefabricated components, and value-added services to the professional market segment for new residential construction and repair and remodeling. We provide customers an integrated homebuilding solution, offering manufacturing, supply, delivery and installation of a full range of structural and related building products. We operate in 40 states with approximately 400 locations and have a market presence in 77 of the top 100 Metropolitan Statistical Areas, providing geographic diversity and balanced end market exposure. We service customers from strategically located distribution and manufacturing facilities (certain of which are co-located) that produce value-added products such as roof and floor trusses, wall panels, stairs, vinyl windows, custom millwork and pre-hung doors. Builders FirstSource also distributes dimensional lumber and lumber sheet goods, millwork, windows, interior and exterior doors, and other building products. For more information about Builders FirstSource, visit the Company’s website at www.bldr.com.

Cautionary Notice

Statements in this news release and the schedules hereto that are not purely historical facts or that necessarily depend upon future events, including statements about expected market share gains, forecasted financial performance or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. In addition, oral statements made by our directors, officers and employees to the investor and analyst communities, media representatives and others, depending upon their nature, may also constitute forward-looking statements. As with the forward-

Builders FirstSource Reports Third Quarter 2019 Results (continued)

looking statements included in this release, these forward-looking statements are by nature inherently uncertain, and actual results may differ materially as a result of many factors. All forward-looking statements are based upon information available to Builders FirstSource, Inc. on the date this release was submitted. Builders FirstSource, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the Company’s growth strategies, including gaining market share, or the Company’s revenues and operating results being highly dependent on, among other things, the homebuilding industry, lumber prices and the economy. Builders FirstSource, Inc. may not succeed in addressing these and other risks. Further information regarding factors that could affect our financial and other results can be found in the risk factors section of Builders FirstSource, Inc.’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.

#    #    #

Contact:

Binit Sanghvi

VP Investor Relations

Builders FirstSource, Inc.

(214) 765-3804

Financial Schedules to Follow

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
	(Unaudited)
	(In thousands, except per share amounts)
Sales	$1,981,035	$2,118,467	$5,516,858	$5,908,791
Cost of sales	1,439,893	1,595,686	4,016,585	4,478,630

Gross margin	541,142	522,781	1,500,273	1,430,161
Selling, general and administrative expenses	411,510	400,993	1,183,105	1,151,670

Income from operations	129,632	121,788	317,168	278,491
Interest expense, net	27,788	29,106	82,071	84,805

Income before income taxes	101,844	92,682	235,097	193,686
Income tax expense	23,714	19,354	54,655	40,516

Net income	$78,130	$73,328	$180,442	$153,170

Comprehensive income	$78,130	$73,328	$180,442	$153,170

Net income per share:
Basic	$0.68	$0.64	$1.56	$1.34

Diluted	$0.67	$0.63	$1.54	$1.31

Weighted average common shares:
Basic	115,732	114,707	115,639	114,480

Diluted	117,154	116,456	116,870	116,614

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

	September 30,	December 31,
	2019	2018
	(Unaudited)
	(In thousands, except per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$43,271	$10,127
Accounts receivable, less allowances of $14,280 and $13,054 at September 30, 2019 and December 31, 2018, respectively	721,134	654,170
Other receivables	49,526	68,637
Inventories, net	581,543	596,896
Other current assets	34,603	43,921

Total current assets	1,430,077	1,373,751
Property, plant and equipment, net	696,154	670,075
Operating lease right-of-use assets, net	286,971	—
Goodwill	754,765	740,411
Intangible assets, net	101,303	103,154
Deferred income taxes	5,055	22,766
Other assets, net	23,434	22,152

Total assets	$3,297,759	$2,932,309

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$499,360	$423,168
Accrued liabilities	289,735	292,526
Current portion of operating lease liabilities	60,280	—
Current maturities of long-term debt	14,370	15,565

Total current liabilities	863,745	731,259
Noncurrent portion of operating lease liabilities	232,475	—
Long-term debt, net of current maturities, debt discount, premium and issuance costs	1,350,467	1,545,729
Deferred income taxes	18,836	—
Other long-term liabilities	53,235	58,983

Total liabilities	2,518,758	2,335,971
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000 shares authorized; zero shares issued and outstanding	—	—
Common stock, $0.01 par value, 200,000 shares authorized; 115,767 and 115,078 shares issued and outstanding at September 30, 2019 and December 31, 2018, respectively	1,158	1,151
Additional paid-in capital	570,373	560,221
Retained earnings	207,470	34,966

Total stockholders’ equity	779,001	596,338

Total liabilities and stockholders’ equity	$3,297,759	$2,932,309

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

	Nine Months Ended
	September 30,
	2019	2018
	(Unaudited) (In thousands)
Cash flows from operating activities:
Net income	$180,442	$153,170
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	71,771	72,691
Amortization of debt discount, premium and issuance costs	3,060	3,479
Loss on extinguishment of debt, net	4,654	—
Deferred income taxes	36,547	35,829
Stock compensation expense	9,380	9,929
Net gain on sale of assets and asset impairments	(1,502)	(480)
Changes in assets and liabilities, net of assets acquired and liabilities assumed:
Receivables	(41,083)	(151,092)
Inventories	22,263	(86,639)
Other current assets	8,968	(1,786)
Other assets and liabilities	1,756	1,442
Accounts payable	73,913	(12,792)
Accrued liabilities	(9,905)	(14,219)

Net cash provided by operating activities	360,264	9,532

Cash flows from investing activities:
Purchases of property, plant and equipment	(77,937)	(78,693)
Proceeds from sale of property, plant and equipment	5,474	1,890
Cash used for acquisitions	(33,931)	—

Net cash used in investing activities	(106,394)	(76,803)

Cash flows from financing activities:
Borrowings under revolving credit facility	885,000	1,243,000
Repayments under revolving credit facility	(1,064,000)	(1,189,000)
Proceeds from long-term debt and other loans	478,375	3,818
Repayments of long-term debt and other loans	(502,062)	(11,173)
Payments of debt extinguishment costs	(2,301)	—
Payments of loan costs	(8,566)	—
Exercise of stock options	3,220	2,394
Repurchase of common stock	(10,392)	(4,855)

Net cash provided by (used in) financing activities	(220,726)	44,184

Net change in cash and cash equivalents	33,144	(23,087)
Cash and cash equivalents at beginning of the period	10,127	57,533

Cash and cash equivalents at end of the period	$43,271	$34,446

Supplemental disclosure of non-cash activities

Purchases of property, plant and equipment included in accounts payable were $2.1 million and $2.5 million for the nine months ended September 30, 2019 and 2018, respectively.

The Company purchased equipment which was financed through finance lease obligations of $11.7 million and capital lease obligations of $9.0 million in the nine months ended September 30, 2019 and 2018, respectively.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Reconciliation of Adjusted Non-GAAP Financial Measures to their GAAP Equivalents

(unaudited)

Note: The company provided detailed explanations of these non-GAAP financial measures in its Form 8-K filed with the Securities and Exchange Commission on October 31, 2019.

	Three months ended September 30,		Nine months ended September 30,		Twelve months ended September 30,
	2019	2018	2019	2018	2019
	(in millions)		(in millions)
Reconciliation to Adjusted EBITDA:
GAAP Net Income	$78.1	$73.3	$180.4	$153.2	$232.5
Integration related expenses	2.8	4.5	10.8	14.9	15.1
Debt issuance and refinancing cost (1)	3.1	—	6.8	—	3.6

Adjusted Net Income	84.0	77.8	198.0	168.1	251.2

Weighted average diluted common shares (in millions)	117.2	116.5	116.9	116.6
Diluted adjusted net income per share:	$0.72	$0.67	$1.69	$1.44

Reconciling items:
Depreciation and amortization expense	24.4	25.1	71.8	72.7	97.0
Interest expense, net	24.7	29.1	75.3	84.8	101.9
Income tax (benefit) expense	23.7	19.4	54.7	40.5	69.7
Stock compensation expense	3.3	3.5	9.4	9.9	13.9
(Gain)/loss on sale and asset impairments	(0.2)	(0.2)	(3.2)	(0.1)	(2.1)
Other management-identified adjustments (2)	0.4	0.1	0.8	0.7	0.2

Adjusted EBITDA	$160.3	$154.8	$406.8	$376.6	$531.8

Adjusted EBITDA Margin	8.1%	7.3%	7.4%	6.4%	7.3%

(1)	Costs associated with issuing and extinguishing long term debt in 2019 and 2018.
(2)	Primarily relates to severance and one time cost.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Financial Data

(adjusted and unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
	(in millions except per share amounts)
Net sales	1,981.0	2,118.5	5,516.9	5,908.8
Gross margin	541.1	522.8	1,500.3	1,430.2
Gross margin %	27.3%	24.7%	27.2%	24.2%
Adjusted SG&A/Other (excluding depreciation and amortization) as a % of sales (1)	19.2%	17.4%	19.8%	17.8%
Adjusted EBITDA	160.3	154.8	406.8	376.6
Adjusted EBITDA margin %	8.1%	7.3%	7.4%	6.4%
Depreciation and amortization	(24.4)	(25.1)	(71.8)	(72.7)
Interest expense, net of debt issuance cost and refinancing	(24.7)	(29.1)	(75.3)	(84.8)
Income tax expense	(23.7)	(19.4)	(54.7)	(40.5)
Other adjustments	(3.5)	(3.4)	(7.0)	(10.5)

Adjusted Net Income	$84.0	$77.8	$198.0	$168.1

Basic adjusted net income per share:	$0.73	$0.68	$1.71	$1.47

Diluted adjusted net income per share:	$0.72	$0.67	$1.69	$1.44

Weighted average common shares (in millions)
Basic	115.7	114.7	115.6	114.5
Diluted	117.2	116.5	116.9	116.6

Note: The company provided detailed explanations of these non-GAAP financial measures in its Form 8-K filed with the Securities and Exchange Commission on October 31, 2019.

(1)

Adjusted SG&A and other as a percentage of sales is defined as GAAP SG&A less total depreciation and amortization, stock comp, acquisition, integration and other expenses. GAAP SG&A in Q3-19 of $411.5M less $24.4M depreciation and amortization, less $2.8M of integration expenses, less $3.3M of stock comp, less $0.2 in gains on assets, impairments, and other. GAAP SG&A in 9M-19 of $1,183.1M less $71.8M depreciation and amortization, less $10.8M of integration expenses, less $9.4M of stock comp, plus $2.4 in gains on assets, impairments, and other.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Sales by Product Category

(adjusted and unaudited)

	Three months ended September 30,						Nine months ended September 30,
	2019		2018				2019		2018
	Net Sales	% of Net Sales	Net Sales	% of Net Sales	% Change	% Change Per Day	Net Sales	% of Net Sales	Net Sales	% of Net Sales	% Change
Lumber & Lumber Sheet Goods	$605.5	30.6%	$818.7	38.6%	-26.0%	-27.2%	$1,724.7	31.3%	$2,273.8	38.5%	-24.1%
Manufactured Products	401.2	20.2%	385.9	18.2%	4.0%	2.4%	1,092.9	19.8%	1,051.0	17.8%	4.0%
Windows, Doors & Millwork	407.4	20.6%	372.5	17.6%	9.4%	7.7%	1,151.8	20.9%	1,080.1	18.3%	6.6%
Gypsum, Roofing & Insulation	149.7	7.6%	146.6	6.9%	2.1%	0.5%	409.0	7.4%	400.8	6.8%	2.0%
Siding, Metal & Concrete Products	201.0	10.1%	196.6	9.3%	2.3%	0.6%	542.3	9.8%	528.3	8.9%	2.6%
Other	216.2	10.9%	198.2	9.4%	9.1%	7.3%	596.2	10.8%	574.8	9.7%	3.7%

Total adjusted net sales	$1,981.0	100.0%	$2,118.5	100.0%	-6.5%	-8.0%	$5,516.9	100.0%	$5,908.8	100.0%	-6.6%

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Debt, Interest and Free Cash Flow Reconciliation

(unaudited)

	Three months ended September 30, 2019
	Interest Expense	Net Debt Outstanding
	(in millions)
Debt and Interest
2027 Secured Notes @ 6.75% Fixed	$7.7	$475.0
2024 Secured Notes @ 5.625% Fixed	7.4	503.9
2024 Term Loan @ 5.6% (Floating LIBOR)	2.1	157.1
Revolving Credit Facility @ 4.4% (Floating LIBOR)	1.3	—
Amortization of deferred loan costs and debt discount	1.0
Finance leases and other finance obligations	5.2	241.5
Debt issuance and refinancing cost	3.1
Cash		(43.3)

Total	$27.8	$1,334.2

	Three months ended September 30, 2019	Nine months ended September 30, 2019

	(in millions)	(in millions)
Free Cash Flow
Cash flows from operating activities	$182	$360
Less: Purchases of property, plant and equipment	(33)	(78)

Free Cash Flow	$149	$282